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                                                                      EXHIBIT 12

                 STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

                                                                                                 Six Months    Six Months
                                                                                                   Ended         Ended
                                                                                                  June 30,      June 30,
                                       1994        1995        1996        1997        1998         1998          1999
                                     ---------  ----------  ----------  ----------  -----------  ----------    ----------
Loss before income taxes              $(5,342)   $(53,160)   $(55,256)   $(46,078)   $(262,717)   $(82,695)    $(116,903)
Equity in loss of affiliate                35         204         807           -            -           -             -
Interest expense                          731       1,964       5,025       5,362       63,914      19,471        61,486
Interest portion of rental expense        230         692       1,200       1,359        4,183       1,606         3,423
                                     ---------  ----------  ----------  ----------  -----------  ----------    ----------
Earnings/(loss)                       $(4,346)   $(50,300)   $(48,224)   $(39,357)   $(194,620)   $(61,618)    $(51,994 )
                                     =========  ==========  ==========  ==========  ===========  ==========    ==========

Fixed charges:
Interest expense                          731       1,964       5,025       5,362       63,914      19,471        61,486
Interest portion of rental expense        230         692       1,200       1,359        4,183       1,606         3,423
                                     ---------  ----------  ----------  ----------  -----------  ----------    ----------
Total fixed charges                       961       2,656       6,225       6,721       68,097      21,077        64,909

Preferred stock dividend
requirement                                 -           -           -         411        3,079       1,545         4,797
                                     ---------  ----------  ----------  ----------  -----------  ----------    ----------
Total fixed charges and preferred
dividends                             $   961    $  2,656    $  6,225    $  7,132    $  71,176    $ 22,622     $  69,706
                                     =========  ==========  ==========  ==========  ===========  ==========    ==========
Ratio of earnings to fixed charges         --          --          --          --           --          --            --
                                     =========  ==========  ==========  ==========  ===========  ==========    ==========
Deficiency of earnings to cover
 combined fixed charges and
preferred dividends                   $(5,307)   $(52,956)   $(54,449)   $(46,489)   $(265,796)   $(84,240)    $(121,700)
                                     =========  ==========  ==========  ==========  ===========  ==========    ==========
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